Exhibit 4.1

SECURITIES PURCHASE AGREEMENT

     SECURITIES PURCHASE AGREEMENT dated as of June 9, 2003 (this “Agreement”), by and between Superior Consultant Holdings Corporation, a Delaware corporation (the “Company”), Superior Consultant Company, Inc., a Michigan corporation (“OpCo”), and the purchasers set forth on the Purchasers Schedule attached hereto (collectively the “Purchasers”).

     W I T N E S S E T H:

     WHEREAS, the Company and OpCo, jointly and severally as co-borrowers, propose, subject to the terms and conditions set forth herein, to issue and sell to the Purchasers the Debentures (as defined below);

     WHEREAS, to induce the Purchasers to acquire the Debentures and as consideration hereunder, each Subsidiary other than OpCo has agreed to execute and deliver the Guaranty (as defined in Section 7.2(i));

     WHEREAS, to induce the Purchasers to acquire the Debentures and as consideration hereunder, the Company has agreed to grant the Purchasers warrants (the “Warrants”) to purchase shares of the common stock, par value $.01 of the Company (“Common Stock”), issued pursuant to a Warrant Agreement (the “Warrant Agreement”) in the form attached hereto as Exhibit A; and

     WHEREAS, each Purchaser wishes to purchase from the Company, severally and not jointly, the Warrants and the Debentures in the principal amount set forth next to such Purchaser’s name on the Purchasers Schedule attached hereto.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows.

ARTICLE 1

DEFINITIONS

Section 1.1 Defined Terms.

     (a)       As used in this Agreement, the following terms shall have the following meanings:

     “Additional Assets” means (i) any property or assets (other than indebtedness for money borrowed and Capital Stock) to be used by the Company in a Permitted Business; (ii) the Capital Stock of a Person that becomes a Subsidiary as a result of the acquisition of such Capital Stock by the Company; or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Subsidiary; provided, however, that any such Subsidiary described in clauses (ii) or (iii) above is primarily engaged in a Permitted Business.

     “Affiliate” means, with respect to (i) the Company, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company; and (ii) the Purchasers, any general or limited partners or retired partners of any of the Purchasers, or any Person or entity that directly or indirectly, through one or more intermediaries, controls, with the general partner of the Purchasers, the Purchasers. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

     “Applicable Law” means any applicable United States federal, state, or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Authority.

     “Business Day” means any day other than a Saturday, a Sunday, or a day when banks in New York, New York are authorized by Applicable Law to be closed.

     “Capital Stock” means (i) with respect to any Person that is a corporation, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock of such Person and (ii) with respect to any other Person, any and all partnership, membership or other equity interests of such Person.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

     “Commission” means the United States Securities and Exchange Commission.

     “Commission Filings” means all reports, registration statements and other filings filed by the Company with the Commission (and all notes, exhibits and schedules thereto and all documents incorporated by reference therein).

     “Company Disclosure Schedule” shall mean the Company disclosure schedule delivered to the Purchasers concurrently with the date hereof.

     “Contract” means any contract, lease, loan agreement, mortgage, security agreement, trust indenture, note, bond, instrument, or other agreement or arrangement (whether written or oral).

     “Debentures” means the Company’s senior subordinated debentures due 2006 to be issued to the Purchasers on the date hereof in the aggregate original principal amount of up to Twelve Million Dollars ($12,000,000). Such Debentures shall be substantially in the form attached hereto as Exhibit B.

     “EBITDA” means for any period, the Company’s earnings during such period before interest, taxes, depreciation and amortization expenses, all as determined in accordance with GAAP.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations promulgated thereunder, as in effect from time to time.

     “Exchange Act” means, as of any date, the Securities Exchange Act of 1934, as amended through such date, and the rules and regulations of the Commission promulgated thereunder in effect on such date.

     “Financing Documents” means this Agreement, the Investor Rights Agreement, the Debentures, the Warrant Agreement, the Warrants, the Guaranty, the Management Rights Letter, and each certificate, instrument and agreement delivered in connection with any of the foregoing.

     “GAAP” means, as of any date, United States generally accepted accounting principles, consistently applied, as in effect on such date.

     “Governmental Authority” means (i) any Federal, state or local court or governmental or regulatory agency or authority, (ii) any arbitration board, tribunal or mediator and (iii) any national stock exchange or Commission recognized trading market on which securities issued by the Company are listed or quoted.

     “Indebtedness” means all principal, accrued and unpaid interest and all other obligations arising under the Debentures.

     “Intellectual Property” means domestic and foreign patents and patent applications, inventions, patent licenses, software licenses, know-how licenses, trade names, trademarks (registered or unregistered), copyrights (registered or unregistered), service marks (registered or unregistered), uniform resource locators, Internet domain names, trade secrets and other confidential and proprietary information.

     “Investor Rights Agreement” means the Investor Rights Agreement, to be dated as of the Closing Date, to be entered into by and among the Company, the Purchasers and the other parties thereto, in the form attached hereto as Exhibit C.

     “Lien” means any mortgage, pledge, lien, security interest, claim, restriction, charge or encumbrance of any kind.

     “Majority of the Purchasers” means the Purchasers holding Debentures representing at least a majority of the principal then outstanding under the Debentures.

     “Management Rights Letter” means that certain Management Rights Letter, to be dated as of the Closing Date, by and among the Company and each of the Purchasers, substantially in the form attached hereto as Exhibit D.

     “Material Adverse Effect” shall mean, with respect to the Company, any materially adverse change in or effect on its business, operations, financial condition, or results of operations of the Company and its Subsidiaries, taken as a whole.

     “Net Available Cash” from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of indebtedness for borrowed money or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition, (ii) all payments made on any indebtedness for borrowed money which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, and (iii) appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed of in such Asset Disposition and retained by the Company after such Asset Disposition.

     “Permitted Business” means (i) any business engaged in by the Company or its Subsidiaries on the Closing Date; and (ii) any business substantially related to the business of the Company or its Subsidiaries on the Closing Date.

     “Person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity.

     “Purchaser Affiliate” means (i) any direct or indirect holder of any equity interests or securities in Purchaser (whether limited or general partners, members, stockholders or otherwise), (ii) any Affiliate of Purchaser, (iii) any director, officer, employee, representative or agent of (A) Purchaser, (B) any Affiliate of Purchaser or (C) any holder of equity interests or securities referred to in clause (i) above or (iv) any person who is a “control person” of Purchaser, as defined under Section 15 of the Securities Act or Section 20 of the Exchange Act.

     “Securities” shall mean, collectively, the Debentures, the Warrants and the Warrant Shares.

     “Securities Act” means, as of any date, the Securities Act of 1933, as amended as of such date, and the rules and regulations of the Commission promulgated thereunder in effect on such date.

     “Senior Indebtedness” means any indebtedness within the meaning of clause (ii) in Section 6.5.

     “Senior Lender” means the Lender as such term is defined in the Revolving Credit and Security Agreement among the Company, OpCo, Comtrust, LLC (as guarantor) and Fifth Third Bank (as Lender), dated as of May 14, 2003.

     “subsidiary” means, with respect to any Person (i) a corporation a majority of whose capital stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by a subsidiary of such Person, or by such Person and one or more subsidiaries of such Person, (ii) a partnership in which such Person or a subsidiary of such Person is, at the date of determination, a general partner of such partnership and has the power to direct the policies and management of such partnership or (iii) any other Person (other than a corporation) in which such Person, a subsidiary of such Person or such Person and one or more subsidiaries of such Person, directly or indirectly, at the date of determination thereof, has (A) at least a majority ownership interest or (B) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

     “Subsidiary” means all direct and indirect subsidiaries of the Company whether now existing or arising hereafter.

     “Transactions” means the transactions contemplated by the Financing Documents.

     “Warrant Shares” means shares of the Company’s Common Stock to be issued upon exercise of the Warrants.

     Section 1.2 Additional Defined Terms.

     As used in this Agreement, the following terms shall have the meanings given thereto in the Sections set forth opposite such terms:

TERM	SECTION
Additional Subsidiary	Section 5.12
Agreement	Preamble
Asset Disposition	Section 6.2(a)
Closing	Section 2.2(c)
Closing Date	Section 2.2(a)
Common Stock	Third Recital
Company	Preamble
Employee Plan	Section 3.12(a)
Employees	Section 3.12(a)
Environmental Law	Section 3.18
Environmental Permit	Section 3.18
Existing Debt	Section 6.5
Governmental Licenses	Section 3.11
Guaranty	Section 7.2(i)
Immigration Laws	Section 3.13(i)
Indemnified Party	Section 8.1(c)

TERM	SECTION
indemnified person	Section 8.1(b)
Indemnifying Party	Section 8.1(c)
Initial Closing	Section 2.2(a)
Intellectual Property	Section 3.11
Losses	Section 8.1(b)
Net Proceeds	Section 5.4(a)
Notices	Section 8.2
Offer	Section 6.2(b)
OpCo	Preamble
Permitted Indebtedness	Section 6.5
Permitted Liens	Section 3.14
Purchasers	Preamble
Scheduled Contracts	Section 3.15
Second Closing	Section 2.2(b)
Second Closing Date	Section 2.2(b)
Stock Repurchase	Section 5.4(b)
Subsequent Closing	Section 2.3
Subsequent Closing Date	Section 2.3
Tax	Section 3.13(f)
Tax Controversy	Section 3.13(c)
Tax Return	Section 3.13(f)
Tender Offer	Section 5.4(b)
Warrants	Third Recital
Warrant Agreement	Third Recital

     Section 1.3 Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified to the knowledge of the Company, knowledge of the Company shall mean the actual knowledge of Richard Helppie, George Huntzinger, Susan Synor, George Bracken, Richard Saslow and Richard Sorensen as well as any knowledge or any fact or circumstance that would have or should have come to the attention of any of them in the course of discharging his or her duties in a reasonable and prudent manner consistent with sound business practices.

ARTICLE 2

SALE AND PURCHASE

     Section 2.1 Agreement to Sell and to Purchase; Purchase Price. On the Closing Dates, and upon the terms and subject to the conditions set forth in this Agreement:

     (a)       At the Initial Closing, each Purchaser shall deliver to the Company:

(i) against delivery of (A) the Debenture being issued to such Purchaser and (B) the Initial Warrant being issued to such Purchaser, an amount equal to the aggregate purchase price of such Debenture and the Initial Warrant as set forth on the Purchasers

Schedule attached hereto via wire transfer of immediately available funds to such bank account as the Company shall designate not later than two (2) Business Days prior to the Closing Date; and

(ii) each document, instrument, agreement and certificate referenced in Section 7.1.

     (b)     At the Initial Closing, the Company shall deliver to each of the Purchasers:

(i) against payment of the purchase price therefor as set forth opposite such Purchaser’s name on the Purchasers Schedule attached hereto, (A) the Debenture being issued to such Purchaser and (B) the Initial Warrant being issued to such Purchaser;

(ii) each document, instrument, agreement and certificate referenced in Section 7.2.

     (c)     At the Second Closing, each Purchaser shall deliver to the Company:

(i) against delivery of (A) the Debenture being issued to such Purchaser and (B) the Amended Warrant being issued to such Purchaser, an amount equal to the aggregate purchase price of such Debenture and the Amended Warrant as set forth on the Purchasers Schedule attached hereto via wire transfer of immediately available funds to such bank account as the Company shall designate not later than two (2) Business Days prior to the Closing Date and the Initial Warrant.

     (d)     At the Initial Closing, the Company shall deliver to each of the Purchasers:

(i) against payment of the purchase price therefor as set forth opposite such Purchaser’s name on the Purchasers Schedule attached hereto and surrender of the Initial Warrant, (A) the Debenture being issued to such Purchaser and (B) the Amended Warrant being issued to such Purchaser;

     (e)     At the Initial Closing, the Company shall deliver to the Purchasers evidence of the payment of all costs and expenses of the Purchasers required to be reimbursed by the Company pursuant to Section 8.9 hereof.

     Section 2.2 Closings.

     (a)       Subject to the satisfaction or written waiver of the conditions set forth in this Agreement, the first issuance and sale of the Securities hereunder (the “Initial Closing”) shall take place on the date of this Agreement at the offices of Sachnoff & Weaver, Ltd. 30 S. Wacker Drive, 29th Floor, Chicago, IL 60606 (the date of the Initial Closing is the “Closing Date”), or on such other date hereafter and at such other location as may be mutually agreed.

     (b)     The second issuance and sale of the Securities hereunder (the “Second Closing”) shall take place on June 23, 2003 or on such other date thereafter as may be mutually agreed;

provided, however, that if a Default has occurred and is continuing under the Debentures, the Second Closing shall take place promptly following the cure of such Default (the date of the Second Closing is the “Second Closing Date”); provided that in no event shall the Company have the right to cause the Second Closing to occur by curing any Default beyond the earlier of (i) the end of the cure period for such Default in the Debenture and (ii) August 11, 2003. The Second Closing shall take place at the offices of Sachnoff & Weaver, Ltd. 30 S. Wacker Drive, 29th Floor, Chicago, IL 60606 or at such other location as may be mutually agreed.

     (c)     The Initial Closing, the Second Closing and the Subsequent Closings (as defined below) are referred to collectively as the “Closings”.

     Section 2.3 Subsequent Closings. From time to time during the sixty (60) days after the Initial Closing (or such longer period as is mutually agreed upon by the Company and a Majority of Purchasers), the Company may elect to sell additional Securities to additional purchasers who execute and deliver this Agreement. Such additional purchasers shall become Purchasers upon execution and delivery of this Agreement, together with any amendments that are approved in writing by the Company and a Majority of Purchasers. The Exercise Price for Warrants issued in connection with a Subsequent Closing shall be as provided in the Warrant Agreement. Subject to the satisfaction or written waiver of the conditions set forth in this Agreement, such subsequent issuances and sales of the Securities (each a “Subsequent Closing”) shall take place from time to time (each date of such Subsequent Closing, a “Subsequent Closing Date”) at the offices of Sachnoff & Weaver, Ltd. 30 S. Wacker Drive, 29th Floor, Chicago, IL 60606.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company and OpCo, jointly and severally, hereby each represent and warrant to each Purchaser on the date hereof as follows:

     Section 3.1 Organization and Standing. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted and as currently proposed to be conducted. Each of the Company and its Subsidiaries is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of its business makes such qualification necessary, except for any such failures to so qualify or be in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has delivered to the Purchasers true and complete copies of the Company’s and OpCo’s certificate or articles of incorporation, in each case, as amended to date and as effect on the date hereof, and by-laws, as amended to date and as in effect on the date hereof and the certificates or articles of incorporation, by-laws or other similar organizational documents of each of its Subsidiaries, in each case, as amended through the date hereof and as in effect on the date hereof. Schedule 3.1 of the Company Disclosure Schedule contains a complete list of each of its Subsidiaries that identifies the type of entity and relationship to the Company and OpCo and their state of incorporation or organization. The Company has no Subsidiaries other than as set forth in Schedule 3.1.

     Section 3.2 Capital Stock; Warrants.

     (a)       As of the date hereof, the authorized Capital Stock of the Company consists solely of (i) 30,000,000 shares of Common Stock, of which 10,764,891 shares are issued and outstanding, 352,100 shares are held in treasury and 3,712,631 are reserved for issuance upon the exercise of outstanding warrants, options and other convertible or exchangeable securities, and (ii) 1,000,000 shares of preferred stock, par value $0.01 per share, none of which are issued or outstanding. Each share of Capital Stock of the Company that will be issued and outstanding immediately following the Closing Date will be duly authorized and validly issued, fully paid and nonassessable, and the issuance thereof will not have been subject to any preemptive rights or made in violation of any Applicable Law.

     (b)       Except as set forth on Schedule 3.2(b) of the Company Disclosure Schedule, as of the date of this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of Capital Stock of the Company or any Subsidiary, and (ii) no restrictions upon, or Contracts or understandings of the Company or any Subsidiary, or, to the knowledge of the Company, Contracts or understandings of any other Person, with respect to, the voting or transfer of any shares of Capital Stock of the Company or any Subsidiary.

     (c)       The Debentures have been duly authorized by the Company and OpCo and, when issued and delivered by the Company and OpCo in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company and its Subsidiaries, enforceable in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, and will be issued free and clear of all Liens or transfer restrictions other than those in the Financing Documents.

     (d)       The Warrants have been duly authorized by the Company and, when issued and delivered by the Company in accordance with the terms of this Agreement, will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles, and will be issued free and clear of all Liens or transfer restrictions other than those in the Financing Documents.

     (e)       The Warrant Shares have been duly and validly authorized and validly reserved for issuance in contemplation of the exercise of the Warrants and, when issued and delivered in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable, and will be free and clear of all Liens or transfer restrictions other than those in the Financing

Documents, and the issuance thereof will not have been subject to any preemptive rights or made in violation of Applicable Law.

     Section 3.3 Authorization; Enforceability. The Company and OpCo each have all necessary corporate power and authority to execute, deliver and perform its obligations under each of the Financing Documents, and has taken all corporate action necessary to authorize the execution, delivery and performance by it of each of such Financing Documents and to consummate the Transactions. No other corporate or stockholder proceeding on the part of the Company or OpCo is necessary for such authorization, execution, delivery and consummation. The Company and OpCo have duly executed and delivered this Agreement and the other Financing Documents. Each of the Financing Documents constitutes a legal, valid and binding obligation of the Company and OpCo, enforceable against the Company and OpCo in accordance with its terms, except to the extent that their enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

     Section 3.4 No Violation; Consents.

     (a)     The execution, delivery and performance by the Company and OpCo of each of the Financing Documents and the consummation by the Company and OpCo of the Transactions do not contravene any Applicable Law except where any such contravention would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.4(a) of the Company Disclosure Schedule, the execution, delivery and performance by the Company and OpCo of each of the Financing Documents and the consummation of the Transactions (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which the Company or any Subsidiary is a party or by which the Company or any such Subsidiary is bound or to which any of its or their assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of the Company or any Subsidiary, except for any such violations, breaches, defaults or Liens that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or have a material adverse effect on the ability of the Company or OpCo to perform its or their obligations under the Financing Documents and (ii) does not conflict with or violate any provision of the certificate of incorporation, by-laws or resolutions of the Company or the certificate or articles of incorporation, by-laws or other similar organizational documents of the Subsidiaries.

     (b)     Except for such consents as shall have been obtained prior to the Closing Date and all of which are as set forth on Schedule 3.4(b) of the Company Disclosure Schedule, no consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by the Company or OpCo for the execution, delivery and performance of the Financing Documents or the consummation by the Company and OpCo of the Transactions, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or a material adverse effect on the ability of the Company to perform its obligations under the Financing Documents.

     Section 3.5 Commission Filings; Financial Statements; Indebtedness.

     (a)       The Company has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the Commission under the Securities Act and the Exchange Act, except for certain untimely filings made pursuant to Section 16 of the Exchange Act where such failure to file timely has been subsequently disclosed in the Commission Filings. As of the respective dates of their filing with the Commission, the Commission Filings complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Since July 30, 2002, the Company and its Subsidiaries have complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and listing standards thereunder.

     (b)       Each of the historical consolidated financial statements of the Company (including any related notes or schedules) included in the Commission Filings was prepared in accordance with GAAP (except as may be disclosed therein), and complied in all material respects with the rules and regulations of the Commission as in effect at the time of the filing. Such financial statements when filed fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations, cash flows and changes in stockholders’ equity for the periods then ended (subject, in the case of the unaudited interim financial statements, to normal, recurring year-end audit adjustments). Except as set forth or reflected in (i) the Company’s audited balance sheet dated as of December 31, 2002 or the notes thereto (as included in the Company’s Report on Form 10-K filed with the Commission on March 31, 2003), (ii) the Company’s unaudited balance sheet dated as of March 31, 2003 or the notes thereto (as included in the Company’s Report on Form 10-Q filed with the Commission on May 15, 2003) or (iii) on Schedule 3.5(b) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any liabilities or obligations of any nature (whether accrued, absolute, contingent, unasserted or otherwise) that are required to be disclosed on the Company’s financial statements in accordance with GAAP.

     (c)     Except as set forth on Schedule 3.5(c), the Company and its Subsidiaries have no outstanding indebtedness for borrowed money or guaranty obligations as of the date hereof.

     Section 3.6 Absence of Certain Changes. Except as disclosed on Schedule 3.6 of the Company Disclosure Schedule, since December 31, 2002, (i) there has not been any event, occurrence or development of a state of circumstances or facts (or the failure of any of the foregoing to occur) that has had, or would reasonably be expected to have (a) a Material Adverse Effect or (b) a material adverse effect on the ability of the Company or its Subsidiaries to perform its or their obligations under the Financing Documents; (ii) the business of the Company and its Subsidiaries has been conducted only in the ordinary course; (iii) neither the Company nor any of its Subsidiaries has incurred any material liabilities (direct, contingent or otherwise) or engaged in any material transaction outside of the ordinary course of business or entered into any material agreement outside of the ordinary course of business; (iv) the Company and its

Subsidiaries have not increased the compensation of any officer or director or granted any general salary or benefits increase, other than in the ordinary course of business; (v) neither the Company nor any of its Subsidiaries has taken any action referred to in Section 5.1, except as permitted thereby, (vi) there has been no declaration, setting aside or payment of any dividend or distribution with respect to any Capital Stock of the Company or any of its Subsidiaries; and (vii) there has been no change by the Company or any of its Subsidiaries in accounting principles, practices or methods.

     Section 3.7 Private Offering. Assuming the accuracy of the representations of the Purchasers, the offer and sale of the Securities are each exempt from the registration and prospectus delivery requirements of the Securities Act. None of the Company or its Subsidiaries, nor anyone acting on behalf of it or them, has offered or sold or intends to offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of the Company or its Subsidiaries under circumstances that would require, under the Securities Act, the integration of such offering(s) or sale(s) with the offering and sale of the Securities), which would subject the Transactions to the registration provisions of the Securities Act.

     Section 3.8 Provided Information. All financial projections concerning the Company, its Subsidiaries and the Transactions that have been prepared by the Company or its Subsidiaries or any of the Company’s authorized representatives and that have been made available to the Purchasers or any of their authorized representatives in connection with the Transactions have been reasonably prepared on a basis reflecting the reasonable estimates, assumptions and judgments of the Company’s management as to the future financial performance of the Company, the Subsidiaries and the individual business segments thereof; provided, however, that the Purchasers recognize that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by the projections probably will differ from the projected results and that the difference may be material.

     Section 3.9 Litigation. Except as set forth in Schedule 3.9 of the Company Disclosure Schedule, since December 31, 2002, there is no action, suit, proceeding at law or in equity, or any arbitration or any administrative or other proceeding by or before (or, to the knowledge of the Company, any investigation by) any Governmental Authority, pending, or, to the knowledge of the Company, threatened, against or affecting the Company, or any of its Subsidiaries, or any of their properties or rights which would reasonably be expected to have a Material Adverse Effect or would be reasonably likely to prevent or materially delay consummation of the Transactions. There are no such suits, actions, claims, proceedings or investigations pending or, to the knowledge of the Company, threatened, seeking to prevent or challenging the Transactions. Except as set forth in Schedule 3.9 of the Company Disclosure Schedule, since December 31, 2002, neither the Company nor any of its Subsidiaries is subject to any judgment, order, decree or other adverse determination entered in any action, suit or proceeding which would have a Material Adverse Effect on the ability of the Company or any of its Subsidiaries to conduct its or their business as presently conducted or contemplated to be conducted or would be reasonably likely to prevent or materially delay consummation of the Transactions.

     Section 3.10 Compliance with Laws; Permits and Licenses. Neither the Company nor any of its Subsidiaries is in violation of any Applicable Law except for such Applicable Laws which the failure to be in compliance would not (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. The Company and each of its Subsidiaries has obtained all governmental permits, licenses, franchises and authorizations required for the Company and each of its Subsidiaries to conduct its business as currently conducted (collectively, “Governmental Licenses”), except for those of which the failure to obtain would not (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. The Company and each of its Subsidiaries is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure to so comply would not, singly or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. All of the Governmental Licenses are valid and in full force and effect, except when the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not reasonably be expected to (i) have a Material Adverse Effect, or (ii) prevent or materially delay the consummation of the Transactions. Neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions. There exists no reason or cause that could justify the variation, suspension, cancellation or termination of any such Governmental Licenses held by the Company or any of its Subsidiaries with respect to the current or contemplated operation of their respective businesses, which variation, suspension, cancellation or termination would reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially delay the consummation of the Transactions.

     Section 3.11 Intellectual Property. In the operation of its business, the Company and its Subsidiaries have used, and currently use, certain Intellectual Property. Unless otherwise indicated in the Commission Filings or on Schedule 3.11 of the Company Disclosure Schedule, the Company (or its Subsidiaries) owns the entire right, title and interest in and to, free and clear of any Liens, or has the right to use under valid license, all material Intellectual Property necessary to conduct the business of the Company and its Subsidiaries as presently conducted and as presently proposed to be conducted. No Company or OpCo operations (including products or services of the Company or any of its Subsidiaries) now infringe or have infringed upon any Intellectual Property rights except as would not reasonably be expected to have a Material Adverse Effect. No Intellectual Property of the Company and its Subsidiaries has been canceled, abandoned, adjudicated invalid, or to Company’s knowledge become subject to any outstanding judgment, order, decree, ruling, injunction, writ or consent restricting their use or adversely affecting Company’s or any Subsidiary’s rights thereto except as would not reasonably be expected to have a Material Adverse Effect. All maintenance fees and renewal fees (if applicable) in respect of the Intellectual Property of the Company and its Subsidiaries that are properly due have in all material respects been duly paid. Except as set forth in Schedule 3.11 of the Company Disclosure Schedule, there are no pending or, to the knowledge of the Company, threatened proceedings or litigation or other claims adversely affecting the Intellectual Property of the Company and its Subsidiaries, except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, except as indicated on Schedule

3.11 of the Company Disclosure Schedule, no Person is infringing, misappropriating or misusing any of the Intellectual Property of the Company and its Subsidiaries.

     Section 3.12 Employee Benefit Plans and Employment Matters.

     (a)     Schedule 3.12 of the Company Disclosure Schedule sets forth as of the date hereof a true and complete list of each “employee benefit plan” (as defined in Section 3(3) of ERISA) of the Company and its Subsidiaries in which current or former employees, agents, directors, or independent contractors of the Company or its Subsidiaries (“Employees”) participate or pursuant to which the Company or any of its Subsidiaries has a liability with respect to Employees (each, an “Employee Plan”). Except as disclosed in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any commitment to establish any additional Employee Plans or to modify or change materially any existing Employee Plan. The Company has made available to the Purchasers with respect to each Employee Plan: (i) a true and complete copy of all material written documents comprising such Employee Plan (including amendments and individual agreements relating thereto); and (ii) the most recent financial statements, if any.

     (b)     Each Employee Plan has been established and maintained in substantial compliance with its terms and the requirements of all Applicable Law, and all contributions required to be made to the Employee Plans have been made in a timely fashion except for any failure to establish and maintain or make contributions to, any Employee Plan, that would not have a Material Adverse Effect, or as disclosed on Schedule 3.12.

     (c)     Each Employee Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter or opinion letter from the Internal Revenue Service (or has submitted, or is within the remedial amendment period for submitting, an application for a determination letter and is awaiting a response from the Internal Revenue Service) and, to the Company’s knowledge, no event has occurred and no condition exists which could reasonably be expected to result in the revocation of any such determination letter or opinion letter.

     (d)     Neither the Company nor any Subsidiary currently maintains or contributes to, or has at any time within the four-year period ending on the date hereof maintained or contributed to or been obligated to contribute to, any plan, program or arrangement covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA.

     (e)     Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Plan that could reasonably be expected to result in the imposition on the Company or a Subsidiary of a material penalty pursuant to Section 502 of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975 of the Code.

     (f)     Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, none of the execution or delivery of the Financing Documents or the consummation of the Transactions, constitutes an event under any Employee Plan, loan to, or individual agreement or contract with, an Employee that may reasonably be expected to result in any material payment (whether of severance pay or otherwise), restriction or limitation upon the assets of any Employee Plan, acceleration of payment or vesting, increase in benefits or compensation, or required funding, with respect to any Employee, or the forgiveness of any loan or other commitment of any Employees.

     (g)     There are no actions, suits, arbitrations, inquiries, investigations or other proceedings (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened, with respect to any Employee Plan, except for any of the foregoing that do not and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     (h)     No amounts paid or payable by the Company or any Subsidiary to or with respect to any Employee (including any such amounts that may be payable as a result of the execution and delivery of the Financing Documents or the consummation of the transactions contemplated hereby or thereby) will fail to be deductible for United States federal income tax purposes by reason of Section 280G of the Code, except as would not reasonably be expected, individually or in the aggregate to have a Material Adverse Effect.

     (i)     The Company and its Subsidiaries are in compliance in all material respects with the terms and provisions of the Immigration Reform and Control Act of 1986, as amended, and all related regulations promulgated thereunder (the “Immigration Laws”). With respect to each employee of the Company and its Subsidiaries for whom compliance with the Immigration Laws is required, the Company has made available to Purchaser such employee’s Form I-9 (Employment Eligibility Verification Form) and all other records, documents or other papers which are retained with the Form I-9 by the employer pursuant to the Immigration Laws. The Company and its Subsidiaries have never been the subject of any inspection or investigation relating to its compliance with or violation of the Immigration Laws, nor have they been warned, fined or otherwise penalized by reason of any such failure to comply with the Immigration Laws, nor is any such proceeding pending or to the Company’s knowledge, threatened.

     (j)     Except as set forth in the Commission Filings or on Schedule 3.12 of the Company Disclosure Schedule, the Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions and wages and hours.

     Section 3.13 Taxes. Except as set forth on Schedule 3.13 of the Company Disclosure Schedule:

     (a)     The Company and each of its Subsidiaries have timely filed or caused to be timely filed all material United States federal, state, county, local and foreign Tax Returns required to be filed by or with respect to them. Such Tax Returns have accurately reflected all material liability for Taxes of the Company and its Subsidiaries for the periods covered thereby. All material Taxes have been paid in full on a timely basis other than Taxes which are being contested in good faith by appropriate proceedings, diligently pursued, and which have been fully reserved on the balance sheet of the Company. The amount of the liability of the Company and each of its Subsidiaries for unpaid Taxes for all periods (or portions thereof) ending on or before March 31, 2003, does not, in the aggregate, materially exceed the amount of the current liability accrual for Taxes (excluding reserves for deferred Taxes) reflected on the Company’s March 31, 2003 balance sheet; and all Tax liabilities of the Company and each of its Subsidiaries since such time have been incurred in the ordinary course of business of the Company or its Subsidiaries; and all material Tax liabilities since such time have been set forth on the books and records of the Company or each of its Subsidiaries, as the case may be, and disclosed to the Purchasers prior to the date hereof.

     (b)       There are no material Tax assessments or adjustments that have been asserted in writing against the Company or any of its Subsidiaries for any period.

     (c)     There are no material audits, examinations, actions, suits, proceedings, investigations, claims or assessments pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries for any alleged deficiency in any Tax (a “Tax Controversy”) and neither the Company nor or any of its Subsidiaries has been notified in writing of any proposed Tax Controversy against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries have been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired with any Person other than the Company and its Subsidiaries. The Company and each of its Subsidiaries has made available to the Purchasers correct and complete copies of all United States federal income Tax Returns (to the extent filed as of the date hereof or, if not filed, correct and complete copies of extensions thereof), examination reports, statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries, or any other similar correspondence from a taxing authority, relating to taxable years 1999, 2000, 2001 and 2002.

     (d)       There are no liens for Taxes on the assets of the Company or any of its Subsidiaries, except for (i) statutory liens for current Taxes not yet due and payable or (ii) which have been validly reserved for under GAAP, are being validly contested, and are set forth in Schedule 3.13(d) of the Company Disclosure Schedule.

     (e)       There are no Tax sharing, allocation, indemnification or similar agreements in effect as between the Company or any of its Subsidiaries or any predecessor or affiliate thereof and any other party under which the Company, any of its Subsidiaries, or the Purchasers could be liable for material Taxes or other material claims of any third party.

     (f)     For purposes of this Agreement, the term “Tax” means any United States federal, state, county or local, or foreign or provincial income, gross receipts, profits, capital gains, capital stock, occupation, severance, stamp, withholding, property, sales, use, license, excise, franchise, employment, payroll, value added, alternative or added minimum, ad valorem or transfer tax, or any other tax, levy, custom, duty or governmental fee or other like assessment or charge of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with all estimated taxes, deficiency assessments, additions to tax, interest or penalties imposed by any Governmental Authority, and shall include any liability for such amounts as a result either of being or having been a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity. The term “Tax Return” means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with any Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or declaration or estimated Tax.

     Section 3.14 Title to Assets. The Company and each of its Subsidiaries has good and valid title to (i) all of its material tangible properties and assets (real and personal), including, without limitation, all the properties and assets reflected in the consolidated balance sheet as of March 31, 2003 (except as indicated in the notes thereto and except for properties and assets reflected in the consolidated balance sheet as of March 31, 2003 which have been sold or otherwise disposed of in the ordinary course of business after such date), and (ii) all the tangible properties and assets purchased by the Company and any of its Subsidiaries since March 31, 2003 except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business; in each case subject to no Lien, except for Permitted Liens. “Permitted Liens” means: (i) Liens for Taxes not yet due or payable or which have been validly reserved for under GAAP and are being validly contested; (ii) Liens reflected in (A) the Company’s audited balance sheet dated as of December 31, 2002 or the notes thereto (as included in the Company’s Report on Form 10-K filed with the Commission on March 31, 2003) or (B) the Company’s unaudited balance sheet dated as of March 31, 2003 or the notes thereto (as included in the Company’s Report on Form 10-Q filed with the Commission on May 15, 2003); (iii) Liens imposed by applicable law and incurred in the ordinary course of business for obligations not yet due and payable to laborers, materialmen and the like; (iv) zoning and other restrictions, variances, covenants, rights-of-way, encumbrances, easements and or other minor irregularities of title, none of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the value of any of the real property of the Company, or would impair in any material respect the ability of the Company or the relevant Subsidiary to sell such property for its current use; (v) Liens securing Senior Indebtedness; (vi) Liens in respect of capital leases or purchase money indebtedness incurred by the Company or any of its Subsidiaries in connection with its business in the ordinary course; and (vii) existing and future mortgages secured by real property used by the Company or any of its Subsidiaries with its business in the ordinary course.

     Section 3.15 Contracts. Schedule 3.15 of the Company Disclosure Schedule sets forth the following oral or written contracts and other agreements to which the Company or any of its Subsidiaries is a party:

     (a)     any agreement (or group of related agreements, with the same third party or any of its Affiliates) for the lease of personal property providing for lease payments in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum;

     (b)     any single agreement for the purchase or sale of supplies, products or other personal property, or for the furnishing or receipt of services, including, without limitation, any single client project, the performance of which involve consideration in excess of Five Hundred Thousand Dollars ($500,000) for any one such agreement per annum;

     (c)     any agreement concerning a partnership or joint venture;

     (d)     any agreement (or group of related agreements, with the same third party or any of its Affiliates) under which the Company or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of One Hundred Thousand Dollars ($100,000) per annum or under which it has imposed a Lien on any of its material assets, tangible or intangible;

     (e)     any agreement with an employee of the Company or any of its Subsidiaries, providing for a base salary per annum in excess of Three Hundred Thousand Dollars ($300,000) and any employment agreement with each of Richard Helppie, George Huntzinger, Susan Synor, George Bracken, Richard Saslow and Richard Sorensen;

     (f)     any agreement (or group of related agreements with the same third party or any of its Affiliates) in respect of any loan or advance to, or investment in, any other Person, or any commitment to make any of the foregoing, by the Company or any of its Subsidiaries in an amount in excess of One Hundred Thousand Dollars ($100,000);

     (g)     any agreement, indenture or other instrument which contains restrictions on the Company’s or its Subsidiaries’ ability to pay dividends or otherwise make distributions with respect to their Capital Stock;

     (h)     any agreement, contract or commitment limiting the ability of the Company or any Subsidiary to compete with any Person or engage in any line of business, except for any such agreement, contract or commitment entered into in the ordinary course of business in connection with client engagements or agreements with healthcare system application developers;

     (i)     any agreement, contract or commitment with any Affiliate (other than a wholly-owned Subsidiary) of the Company or relative to of or related party to any Affiliate other than those set forth in Schedule 3.15(i); and

     (j)     any other material agreement, contract or commitment of the Company or its Subsidiaries not entered into in the ordinary course of business, including, without limitation, any side letter agreement with an employee, director, investor of the Company or its Subsidiaries, and any other agreement, contract or commitment of the Company or its Subsidiaries, a breach or termination of which would have a Material Adverse Effect.

     The foregoing are referred to hereafter as the “Scheduled Contracts.” With respect to the Scheduled Contracts, except as set forth in Schedule 3.15 of the Company Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect (i) all are in full force and effect; (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party thereto, is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default by the Company, or permit termination, modification, or acceleration, under any such Scheduled Contract; (iii) neither the Company nor any of its Subsidiaries has assigned any of its rights or obligations under any of the Scheduled Contracts; and (iv) neither the Company nor any of its Subsidiaries has received any outstanding notice of cancellation or termination in connection with any of the Scheduled Contracts.

     Section 3.16 Insurance. The Company and its Subsidiaries have obtained and maintain in full force and effect insurance (including director’s and officer’s liability insurance) with insurance companies or associations in such amounts, on such terms and covering such risks as disclosed in Schedule 3.16 of the Company Disclosure Schedule.

     Section 3.17 Investment Company. None of the Company or its Subsidiaries are an “investment company” or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

     Section 3.18 Environmental Laws and Regulations. The Company and its Subsidiaries (including, without limitation, its assets) are not in violation of any Environmental Laws or Environmental Permits, which violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries possesses and are in compliance with all Environmental Permits which are required for the operation of their business, except where the failure to possess or comply with such Environmental Permits could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. During the last two years, neither the Company nor any Subsidiary has received any notice, citation, inquiry or complaint of any alleged violation of any Environmental Law or Environmental Permit. “Environmental Laws” means all Applicable Laws that pertain to environmental matters or contamination of any type whatsoever; and “Environmental Permits” means licenses, permits, registrations, governmental approvals, agreements and consents which are required under or are issued pursuant to Environmental Laws

     Section 3.19 Brokers and Finders. Except as set forth on Schedule 3.19 of the Company Disclosure Schedule, no agent, broker, Person or firm acting on behalf of the Company is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with the Financing Documents or any of the Transactions.

     Section 3.20 Solvency. As of the date hereof and after giving effect to the Transactions: (i) the property of the Company, at a fair valuation, will exceed its debt; (ii) the capital of the Company will not be unreasonably small to conduct its business; and (iii) the Company will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature. As of the date hereof and after giving effect to the Transactions: (i) the property of OpCo, at a fair valuation, will exceed its debt; (ii) the capital of OpCo will not be unreasonably small to conduct its business; and (iii) OpCo will not have incurred debts, or have intended to incur debts, beyond its ability to pay such debts as they mature.

     Section 3.21 US Real Property Holding Corporation. Neither the Company nor OpCo is now and has been at any time for a five (5) year period ending on the Closing Date a “United States real property holding corporation,” as defined in Section 897(c)(2) of the Code and Section 1.897-2(b) of the Regulations promulgated by the Internal Revenue Service.

     Section 3.22 Exclusivity of Representations. The representations and warranties made by the Company and OpCo in the Financing Documents and the schedules and certificates delivered by the Company and OpCo thereunder are in lieu of (and are exclusive of) any other representations and warranties by the Company, or any officer, employee or agent of the Company, express or implied. The Company and OpCo hereby disclaim any such other representations or warranties (express or implied), notwithstanding any delivery or disclosure of any documents or other information to the Purchasers, their respective officers, directors, employees, agents or representatives or any other person.

     Section 3.23 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THE FINANCING DOCUMENTS AND THE SCHEDULES AND CERTIFICATES DELIVERED BY THE COMPANY THEREUNDER, THE COMPANY DOES NOT MAKE ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO THE COMPANY OR THE TRANSACTIONS CONTEMPLATED HEREBY, AND THE PURCHASERS ACKNOWLEDGE AND AGREE THAT THEY ARE NOT RELYING ON ANY REPRESENTATION OR WARRANTY MADE BY ANY OTHER PERSON WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREBY OTHER THAN AS SET FORTH IN THE FINANCING DOCUMENTS AND THE SCHEDULES AND CERTIFICATES DELIVERED BY THE COMPANY THEREUNDER.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES
OF EACH PURCHASER

     Each Purchaser hereby severally, and not jointly, represents and warrants to the Company, as to itself and as to no other person, as of the date hereof and as of the Closing Date as follows:

     Section 4.1 Organization; Authorization; Enforceability. Such Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Purchaser has the power to execute, deliver and perform its obligations under each of the Financing Documents to which it is a party and has taken all corporate, limited liability company or partnership, as applicable, action necessary to authorize the execution, delivery and performance by it of such Financing Documents and to consummate the transactions contemplated hereby and thereby. No other proceedings on the part of such Purchaser are necessary for such authorization, execution, delivery and consummation. This Agreement constitutes, and each of the other Financing Documents to which such Purchaser is a party, when executed and delivered by such Purchaser, will constitute, a legal, valid and binding obligation of such Purchaser, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditors’ rights generally and to general equitable principles.

     Section 4.2 Private Placement.

     (a)       Such Purchaser understands that (i) the offering and sale of the Securities in the Transactions by the Company is intended to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof and (ii) there is no existing public or other market for the Debentures or the Warrants.

     (b)     Such Purchaser (i) is an “accredited investor” as defined in Regulation D promulgated under the Securities Act, (ii) was not organized for the specific purpose of acquiring the Securities, (iii) has sufficient knowledge and experience in financial and business matters (either alone or together with its advisors) so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Securities and to protect its own interest in connection with such investment and (iv) can bear the economic risk of (A) an investment in the Securities indefinitely and (B) a total loss in respect of such investment.

     (c)       Such Purchaser is acquiring the Securities to be acquired hereunder (and will acquire the Warrant Shares) for its own account, for investment and not with a view to the public resale or distribution thereof in violation of any securities law.

     (d)     Such Purchaser understands that the Securities will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and applicable state securities laws, and that such securities must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such applicable state securities laws or is exempt from such registration or qualification.

     (e)     Such Purchaser (i) has been furnished with or has had access to or has been given the opportunity to review all of the information that it considers necessary or appropriate to make an informed investment decision with respect to the Securities and that it has requested from the Company, (ii) has had an opportunity to discuss with management of the Company the business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access and (iii) has had the opportunity to review all publicly available Commission Filings, including the section regarding Risk Factors set forth in the Company’s Annual Report on Form 10-K as filed with the Commission on March 31, 2003.

     (f)     Such Purchaser understands and agrees that so long as applicable, each certificate representing any Debenture shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED OR THE SECURITIES LAWS OF ANY STATE OF

THE UNITED STATES. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OTHER THAN PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS

     Such Purchaser further understands and agrees that so long as applicable, each certificate representing any Warrant or Warrant Shares shall be stamped or otherwise imprinted with a legend as set forth in the Warrant Agreement.

     Section 4.3 No Violation; Consents.

     (a)       The execution, delivery and performance by such Purchaser of each of the Financing Documents to which it is a party and the consummation of the Transactions do not and will not contravene any Applicable Law except where any such contravention would not reasonably be expected to have a material adverse effect on such Purchaser. The execution, delivery and performance by such Purchaser of each of the Financing Documents to which it is a party and the consummation of the Transactions contemplated therein (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which such Purchaser is party or by which such Purchaser is bound or to which any of its assets is subject, except for any such violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement, and (ii) will not conflict with or violate any provision of the organizational documents of such Purchaser.

     (b)     No consent, authorization or order of, or filing or registration with, any Governmental Authority or other Person is required to be obtained or made by such Purchaser for the execution, delivery and performance of any of the Financing Documents to which it is a party or the consummation of any of the transactions contemplated therein, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Purchaser to perform its obligations under this Agreement.

     Section 4.4 Brokers and Finders. Except as set forth on Schedule 3.19 of the Company Disclosure Schedule, no agent, broker, Person or firm acting on behalf of any of the Purchasers is, or will be, entitled to any fee, commission or broker’s or finder’s fees from any of the parties hereto, or from any Person controlling, controlled by, or under common control with any of the parties hereto, in connection with this Agreement or any of the Transactions.

ARTICLE 5

COVENANTS OF THE COMPANY

     The covenants set forth below in Sections 5.2, 5.7, 5.8, 5.9, 5.10 and 5.12 will continue, unless otherwise provided below, so long as any Indebtedness under the Debentures remains outstanding. The covenants set forth below in Sections 5.1, 5.3, 5.4, 5.5, 5.6, 5.11, 5.13 and 5.14 will continue, unless otherwise provided below, so long as any Indebtedness under the Debentures remains outstanding, or the Purchasers hold, in the aggregate, at least 83% of the shares of Common Stock issued and/or issuable upon exercise of the Warrants (subject to adjustment in connection with a stock split, stock dividend or like recapitalization).

     Section 5.1 Maintain Existence. The Company and OpCo each agrees that, except as permitted, required or specifically contemplated by, or otherwise described in, this Agreement or the other Financing Documents or otherwise consented to or approved in writing by a Majority of the Purchasers, the Company shall, and shall cause its Subsidiaries to, to take all appropriate, commercially reasonable actions to preserve and keep in full force and effect the existence of the Company and OpCo and the Subsidiaries and to maintain the right to do business in all jurisdictions necessary for the conduct of business in the ordinary course. Notwithstanding the foregoing, the Company may liquidate or dissolve any of its Subsidiaries other than OpCo in compliance with Applicable Law, provided that all of the assets of any such Subsidiary shall be distributed to the Company or its Subsidiaries.

     Section 5.2 Information Rights.

     (a)       The Company and OpCo shall, and shall cause the Subsidiaries to, upon the reasonable prior written request of a Purchaser, furnish all information to the Purchaser to enable the Purchaser to file any reports or other documents required by any Governmental Authority in connection with the Transactions.

     (b)       The Company and OpCo shall, and shall cause the Subsidiaries to, upon the reasonable prior written request of a Majority of the Purchasers, afford to a designee of the Majority of the Purchasers and such accountants, counsel and representatives designated by the Majority of the Purchasers reasonable access at reasonable time intervals, at Company and OpCo facilities during normal business hours to all of its relevant and material properties, books and records (including, but not limited to, Tax Returns); provided, however, that the Company and OpCo shall not be obligated to breach any confidentiality obligations to any other party or disclose any information that is protected as confidential information under Applicable Law.

     (c)     The Company shall deliver to each Purchaser within ninety (90) days after the end of each fiscal year, beginning with the fiscal year ended December 31, 2003, audited statements of income and cash flows of the Company for such fiscal year, and the audited balance sheet of the Company as of the end of such fiscal year, all prepared in accordance with GAAP by Grant Thornton LLP or another nationally recognized accounting firm.

     (d)     The Company shall deliver to each Purchaser within forty five (45) days after the end of each of the first, second and third calendar quarter unaudited statements of income and cash flows of the Company for such calendar quarter and for the period from the beginning of the fiscal year to the end of such calendar quarter, revenue and gross profit information for such calendar quarter, comparisons to the previous fiscal year’s financial results for such calendar quarter, a comparison of such calendar quarter’s financial results to the budget for such calendar quarter, and the balance sheet of the Company as of the end of such calendar quarter.

     (e)     The Company shall deliver to each Purchaser within thirty (30) days after the end of each month (except for December, which shall be delivered within sixty (60) days after the end of December) unaudited statements of income and cash flows of the Company for such calendar month and for the period from the beginning of the fiscal year to the end of such calendar month, revenue and gross profit information for such calendar month, comparisons to the previous fiscal year’s financial results for such calendar month, a comparison of such calendar month’s financial results to the budget for such calendar month, and the balance sheet of the Company as of the end of such calendar month.

     (f)     The Company shall deliver to each Purchaser promptly following the acceptance of a monthly budget for a fiscal year by the Board of Directors the monthly budget of the Company for such fiscal year and projections for the next three (3) years in a format consistent with the Company’s past practices.

     (g)       Notwithstanding anything herein to the contrary, no assignee of any Purchaser shall be entitled to the information rights set forth in this Section 5.2 if such assignee is a competitor of the Company or is otherwise deemed detrimental to the Company as determined in good faith by the Board of Directors of the Company.

     Section 5.3 Reservation of Shares. At all times during which any of the Warrants remain outstanding, the Company shall: (i) cause to be authorized and reserve and keep available, free from preemptive rights, out of its authorized but unissued shares of Capital Stock, solely for the purpose of effecting the exercise of the Warrants, sufficient shares of Common Stock to provide for the issuance of the maximum number of shares issuable upon exercise of the Warrants; (ii) issue and cause the transfer agent to deliver such shares of Common Stock as required upon exercise of the Warrants, and take all actions necessary to ensure that all such shares will, when issued and paid for pursuant to the exercise of the Warrants, be duly and validly issued, fully paid and nonassessable and not subject to any preemptive rights or in violation of any Applicable Law; (iii) if any shares of Common Stock reserved for the purpose of issuance upon exercise of the Warrants require registration with or approval of any Governmental Authority under any Applicable Law before such shares may be validly issued or delivered, use its commercially reasonable efforts to secure such registration or approval, as the case may be, and maintain such registration or approval in effect so long as so required (for the avoidance of doubt, this does not include any registration under any applicable securities law); and (iv) use its commercially reasonable efforts to maintain its listing on Nasdaq National Market or a substantially similar national inter-dealer quotation system or securities exchange.

     Section 5.4 Use of Proceeds.

     (a)     The Company and OpCo shall use a portion of the proceeds from the Transactions, net of up to $500,000 of fees and expenses related to the Transactions and the Stock Repurchases, including, without limitation, the fees described on Schedule 3.19 of the Company Disclosure Schedule, in Section 8.9 and all attorneys’ fees and expenses paid by the Company to its counsel in connection with the Transactions and the Stock Repurchases (the “Net

Proceeds”), to finance the repurchase of outstanding Common Stock on terms and conditions described in subsection (b) below and the remainder of such proceeds for general corporate purposes.

     (b)       The Company and OpCo shall utilize a portion of the Net Proceeds to repurchase shares of outstanding Common Stock pursuant to an overall plan and procedures developed by the Board of Directors of the Company with the input and advice of the Majority of the Purchasers, utilizing methods to include, without limitation, open market transactions and an issuer tender offer conducted in accordance with Applicable Law using customary “Dutch auction” tender and bidding procedures (collectively, the “Stock Repurchases”). The maximum amount of Net Proceeds that the Company shall pay in the Stock Repurchases and the pricing and procedures for conducting the Stock Repurchases shall be discussed by the Company and a Majority of the Purchasers in good faith and attached to this Agreement as Exhibit E.

     Section 5.5 Periodic Information. So long as any Indebtedness is outstanding under the Debentures, the Company shall file all reports, if any, required to be filed by the Company under Section 13 or 15(d) of the Exchange Act and, if the Company is not subject to Section 13 or 15(d) of the Exchange Act and is not exempt from the reporting pursuant to Rule 12g3-2(b) under the Exchange Act, shall provide the holders of the Warrant Shares and prospective purchasers of such shares with the information specified in Rule 144A(d) under the Securities Act.

     Section 5.6 Legend Removal. After the requirement for a legend is no longer applicable because the Warrant Shares have become freely transferable under the Securities Act, the Company shall remove such legend upon request from a holder of such Warrant Shares, if outside counsel for such holder reasonably determines and advises in writing that the transfer of such Warrant Shares is no longer restricted by the Securities Act and outside counsel for the Company reasonably concurs in such determination.

     Section 5.7 No Default Certificates. Contemporaneously with the delivery of financial statements in Section 5.2(d), the Company and OpCo shall deliver a certificate of an officer of the Company stating that no default has occurred or is occurring under any of the Financing Documents.

     Section 5.8 Material Litigation. Within thirty (30) days of the filing, the Company and OpCo shall provide the Purchasers with written notice of, and upon the request of a Majority of the Purchasers, copies of all pleadings related to, any material lawsuits filed by or against the Company or any of its Subsidiaries.

     Section 5.9 Default Notice. The Company and OpCo will provide the Purchasers with written notice of and copies of any notification received of any defaults on, any material loans or leases to which the Company or any of its Subsidiary is a party within ten (10) days of the receipt thereof.

     Section 5.10 Insurance. The Company and OpCo will, and will cause the Subsidiaries to, maintain liability, hazard and business interruption insurance in form, amounts, coverages and basis determined by the Board of Directors of the Company to be adequate to protect the assets and business of the Company and its Subsidiaries. Notwithstanding the foregoing, the Company will maintain directors and officers liability insurance of at least $10 million.

     Section 5.11 Securities Compliance. The Company will, with the full cooperation of Purchaser but at the Company’s own expense, prepare the Form 3 filing required by Section 16 of the Exchange Act required to be filed with the Commission by Purchaser as a result of the consummation of the Transactions.

     Section 5.12 Additional Subsidiaries. Upon the Company or OpCo creating or acquiring any subsidiary after the date hereof (each such subsidiary referred to herein as an “Additional Subsidiary”), the Company or OpCo shall cause each such subsidiary to promptly execute and deliver the Guaranty, all such agreements, guarantees, documents and certificates as the Purchasers may reasonably request and do such other acts and things as the Purchasers may reasonably request in order to have such Additional Subsidiary guarantee the Indebtedness.

     Section 5.13 US Real Property Interest Statement. The Company shall provide prompt written notice to each Purchaser following any “determination date” (as defined in Treasury Regulation Section 1.897-2(c)(1)) on which the Company becomes a United States real property holding corporation. In addition, upon a written request by any Purchaser, the Company shall provide such Purchaser with a written statement informing the Purchaser whether such Purchaser’s interest in the Company constitutes a U.S. real property interest. The Company’s determination shall comply with the requirements of Treasury Regulation Section 1.897-2(h)(1) or any successor regulation, and the Company shall provide timely notice to the Internal Revenue Service, in accordance with and to the extent required by Treasury Regulation Section 1.897-2(h)(2) or any successor regulation, that such statement has been made. The Company’s written statement to any Purchaser shall be delivered to such Purchaser within ten (10) days of such Purchaser’s written request therefor.

     Section 5.14 Sarbanes-Oxley Compliance. The Company and OpCo shall, and shall cause the Subsidiaries to, comply in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and all applicable rules and listing standards thereunder. In the event of any breach of this Section 5.14, the Company shall promptly notify the Purchaser in writing, but in no event later than five (5) Business Days of the Company’s knowledge, of any such breach.

ARTICLE 6

NEGATIVE COVENANTS

     Unless otherwise provided below, so long as any Indebtedness under the Debentures remains outstanding, the Company and OpCo shall comply with the following covenants:

     Section 6.1 Transactions with Related Parties. The Company and OpCo will not, and will cause the Subsidiaries not to, enter into any transaction with any current director, officer or Affiliate of the Company or any of its Subsidiaries or any relative of or related party to any of the foregoing, except for Contracts that are determined by a majority of the disinterested members of the Board of Directors of the Company to be at arm’s length on terms no less favorable to the Company or such Subsidiary as those that could be obtained from any unaffiliated third party.

     Section 6.2 Sale of Assets. (a) The Company and OpCo shall not, and shall cause the Subsidiaries not to, sell, transfer, pledge or otherwise dispose of any assets (other than granting non-exclusive licenses and sublicenses of software in the ordinary course of business and consistent with past practice) any assets (an “Asset Disposition”) unless such assets are obsolete or no longer needed; provided that the Company may make Asset Dispositions if:

(i) the Company receives consideration (including by way of relief from, or by any other Person assuming sole responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value as determined in the good faith judgment of the Board of Directors of the Company of the assets subject to such Asset Disposition; and

(ii) the Company or OpCo applies an amount equal to 100% of the Net Available Cash from such Asset Disposition as follows:

(A) first, to the extent the Company or OpCo elects (or is required by the terms of any Indebtedness of the Company or OpCo), to prepay, repay, redeem or purchase the Indebtedness of the Company or OpCo pursuant to any senior credit facility or other Senior Indebtedness, or elects to reinvest up to an aggregate amount with respect to all Asset Dispositions of $10,000,000 in Additional Assets, in each case, within a reasonable amount of time after such Asset Disposition;

(B) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to make an Offer (as defined in Section 6.2(b)) to purchase Debentures pursuant to and subject to the conditions of Section 6.2(b); and

(C) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), for any general corporate purpose permitted by the terms of this Agreement.

     Notwithstanding the foregoing provisions of this Section 6.2, the Company or OpCo shall not be required to apply any Net Available Cash from any Asset Disposition (or group of related Dispositions) in accordance with this Section 6.2 except to the extent that the aggregate Net Available Cash from such Asset Disposition exceeds $500,000.

     (b)     In the event of an Asset Disposition that requires the purchase of Debentures pursuant to Section 6.2(a)(ii)(B), the Company and OpCo will be required to purchase Debentures tendered pursuant to an offer by the Company and/or OpCo for the Debentures (the “Offer”) at a purchase price of 100% of their principal amount plus accrued and unpaid interest thereon, if any, to the date of purchase (subject to the right of holders of record on the relevant date to receive interest due on the relevant interest payment date) up to the amount of Net Available Cash available, pro rata among all tendering holders of Debentures. If the aggregate purchase price of Debentures tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of the Debentures, the Company and/or OpCo shall apply the remaining Net Available Cash in accordance with Section 6.2(a)(ii)(C). Neither the Company nor OpCo will be required to make an Offer for Debentures pursuant to this Section 6.2 if the Net Available Cash available therefor (after application of the proceeds as provided in Section 6.2(a)(ii)(A)) is less than $500,000 for any particular Asset Disposition (which lesser amount shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). The Offer shall be in the form of a written notice delivered to the holders of the Debentures. Such notice shall state the total amount of Net Available Cash available for distribution pursuant to this Section 6.2 and shall allow the holders of the Debentures twenty (20) Business Days to either accept or reject such Offer, provided, however, that the rejection of any Offer does not act as a waiver to the right to future distributions of Net Available Cash in accordance with this Section 6.2.

     (c)       The Company and OpCo shall, and shall cause the Subsidiaries to, comply, to the extent applicable, with the requirements of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Debentures pursuant to this Section 6.2. To the extent that the provisions of any securities laws or regulations conflict with this Section 6.2, the Company and its Subsidiaries shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section by virtue thereof.

     Section 6.3 No Dividends. The Company and OpCo shall not, and shall cause the Subsidiaries not to:

     (a)     declare or pay any dividend or distribution (whether in cash, stock or property) in respect of its Capital Stock (other than dividends payable with respect to any stock splits and similar recapitalizations that affect all stockholders equally, or by any Subsidiary to the Company); or

     (b)     repurchase or redeem any of its Capital Stock or the Capital Stock of any Subsidiary or any equity interest in the Company or any Subsidiary, except, at any time when no Default (as defined in the Debenture) is then continuing and no Event of Default (as defined in the Debenture) has occurred and is then continuing under the Debentures, pursuant to (i) the Stock Repurchase, (ii) equity incentive agreements or arrangements with employees or other service providers upon termination of their services to the Company or pursuant to agreements entered into to evidence grants or awards or other compensation under any equity incentive plan or employment agreement, and (iii) stock repurchase programs approved by the Company’s board of directors and approved by the Majority of the Purchasers, not to be unreasonably withheld.

     Section 6.4 No Subsidiaries. The Company and OpCo will not, and will cause the Subsidiaries not to, establish any subsidiaries unless the subsidiary becomes a co-borrower or guarantor of the Debentures and the Indebtedness of such subsidiary, when incurred, would constitute a Permitted Indebtedness as such term is defined in Section 6.5 below if incurred by the Company. The Company and OpCo shall not permit any Subsidiary to consolidate or merge into or with or sell or transfer all or substantially all its assets, except (i) that any Subsidiary may merge into or sell or transfer assets to the Company or any other Subsidiary or (ii) in compliance with Section 6.2. The Company and OpCo shall not sell or otherwise transfer any shares of Capital Stock of any Subsidiary or permit any Subsidiary to issue, sell or otherwise transfer any shares of its Capital Stock or the Capital Stock of any Subsidiary, except, in each case, (i) to the Company or any other Subsidiary or (ii) in compliance with Section 6.2. The Company and OpCo will cause each Subsidiary to comply with the covenants in Article 5 and this Article 6 and the protective provisions of the Financing Documents as if such covenants and protective provisions applied directly to such Subsidiary.

     Section 6.5 Additional Indebtedness. The Company and OpCo will not, and will cause the Subsidiaries not to, incur any additional indebtedness or other liabilities for borrowed money, or create or incur any contingent liability or act as guarantor for any such indebtedness or other liabilities for borrowed money other than (i) the Debentures; (ii) secured or unsecured financing in an aggregate amount not exceeding at any date (A) the greater of $8 million or 10 times the Company’s EBITDA for the quarter most recently then completed minus (B) the aggregate amount of Existing Debt then outstanding; (iii) all existing and future capital leases and purchase money indebtedness incurred by the Company in connection with its business in the ordinary course; (iv) all existing and future mortgages secured by real property used by the Company or any of its Subsidiaries with its business in the ordinary course; (v) indebtedness for borrowed money existing as of the Closing Date and disclosed on Schedule 6.5 of the Company Disclosure Schedule (“Existing Debt”); and (vi) indebtedness for money borrowed in respect of performance bonds, bankers’ acceptances, letters of credit and surety or appeal bonds provided by the Company in the ordinary course of business (collectively, the “Permitted Indebtedness”).

     Section 6.6 Nature of Business. The Company and OpCo shall not, and shall cause the Subsidiaries not to, change the fundamental nature of its business operations or its form of entity in a manner that imposes unlimited liability on the equity holders of the Company.

     Section 6.7 No Encumbrances. The Company and OpCo shall not and shall cause the Subsidiaries not to, permit to exist against any of its material assets any Lien, except for Permitted Liens.

ARTICLE 7

CONDITIONS PRECEDENT TO CLOSING

     Section 7.1 Conditions to the Company’s Obligations at the Initial Closing. The obligations of the Company and OpCo with respect to each Purchaser required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Initial Closing, of the following conditions:

     (a)     The representations and warranties of such Purchaser contained in this Agreement which are qualified by any “materiality”, “material adverse effect” or any similar qualifier shall be true and correct in all respects and the representations and warranties of such Purchaser which are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

     (b)     Such Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Purchaser at or prior to the Closing Date.

     (c)       The Company’s Board of Directors shall have approved the Financing Documents and the consummation of the Transactions.

     (d)     No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     (e)       The Purchasers shall have executed and delivered the Investor Rights Agreement.

     (f)     The Senior Lender shall have approved the form of Debenture, including the subordination provisions therein.

     (g)     The Company shall have received the purchase price payable in respect of the Debentures and Warrants purchased by such Purchaser in the Initial Closing.

     Section 7.2 Conditions to Purchaser’s Obligations at the Initial Closing. The obligations of each Purchaser required to be performed on the Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Initial Closing, of the following conditions:

     (a)     The representations and warranties of the Company and OpCo contained in this Agreement which are qualified by any “materiality”, “material adverse effect” or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company and OpCo which are not so qualified shall be true and correct in all material respects, in each case on and as of the Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

     (b)       The Company and OpCo shall have performed all of its obligations, agreements and covenants contained in the Financing Documents to be performed and complied with at or prior to the Closing Date.

     (c)       No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     (d)       The Company and OpCo shall have delivered to Purchaser a certificate executed by it or on its behalf by duly authorized representative, dated the Closing Date, to the effect that each of the conditions specified in this Section 7.2 has been satisfied.

     (e)       The Company and Richard D. Helppie, Jr. shall have executed and delivered the Investor Rights Agreement.

     (f)     The Company shall have executed and delivered the Warrants to be issued at the Initial Closing.

     (g)     The Purchasers shall have received an opinion of counsel to the Company, dated the Closing Date, and addressed to the Purchasers, in form and substance reasonably acceptable to the Purchasers.

     (h)       The Company and OpCo shall have executed and delivered the Debentures to be issued at the Initial Closing.

     (i)     Each Subsidiary (other than OpCo) shall have executed and delivered a guaranty in the form attached as Exhibit F (the “Guaranty”).

     (j)     There shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform on a timely basis any obligation under this Agreement or to consummate the Transactions.

     (k)     The Company shall have delivered to the Purchasers a certificate of the secretary of the Company setting forth (i) a copy of the certificate of incorporation of the Company and all amendments thereto as in effect on the date hereof and on the Closing Date all certified by the Secretary of State of the State of Delaware, (ii) a copy of the by-laws of the Company, as in effect on the date hereof and on the Closing Date, (iii) copies of all resolutions of the Company authorizing the Transactions; and (iv) an incumbency certificate setting forth the name, title and authorized signature of each officer of the Company or OpCo who will execute documents in connection with the Transactions.

     (l)       The Company shall have executed and delivered the Management Rights Letter.

     Section 7.3 Conditions to the Company’s Obligations at the Second Closing. The obligations of the Company and OpCo with respect to each Purchaser required to be performed at the Second Closing shall be subject to the satisfaction or waiver in writing, at or prior to the Second Closing, of the following conditions:

     (a)     The Company shall have received the purchase price payable in respect of the Debentures and Warrants purchased by such Purchaser in the Second Closing.

     (b)     No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     Section 7.4 Conditions to Purchaser’s Obligations at the Second Closing. The obligations of each Purchaser required to be performed at the Second Closing shall be subject to the satisfaction or waiver in writing, at or prior to the Second Closing, of the following conditions:

     (a)     There shall have not occurred an Event of Default under the Debentures.

     (b)     There shall not have occurred, and be continuing, any Default under the Debentures.

     (c)     No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     (d)       The Company shall have executed and delivered the Warrants to be issued at the Second Closing.

     (e)       The Company and OpCo shall have executed and delivered the Debentures to be issued at the Second Closing.

     Section 7.5 Conditions to the Company’s Obligations at a Subsequent Closing. The obligations of the Company and OpCo with respect to each Purchaser required to be performed on each Subsequent Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Subsequent Closing, of the following conditions:

     (a)       The representations and warranties of such Purchaser contained in this Agreement which are qualified by any “materiality”, “material adverse effect” or any similar qualifier shall be true and correct in all respects and the representations and warranties of such Purchaser which are not so qualified shall be true and correct in all material respects, in each case on and as of the Subsequent Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

     (b)       Such Purchaser shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed and complied with by such Purchaser at or prior to the Subsequent Closing Date.

     (c)       No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     (d)       The Purchasers shall have executed and delivered the Investor Rights Agreement.

     (e)       The Company shall have received the purchase price payable in respect of the Debentures and Warrants purchased by such Purchaser in the Subsequent Closing.

     Section 7.6 Conditions to Purchaser’s Obligations at each Subsequent Closing. The obligations of each Purchaser required to be performed on the Subsequent Closing Date shall be subject to the satisfaction or waiver in writing, at or prior to the Subsequent Closing, of the following conditions:

     (a)     The representations and warranties of the Company and OpCo contained in this Agreement which are qualified by any “materiality”, “material adverse effect” or any similar qualifier shall be true and correct in all respects and the representations and warranties of the Company and OpCo which are not so qualified shall be true and correct in all material respects, in each case on and as of the Subsequent Closing Date except for representations and warranties made as of a specific date which shall be true and correct, or true and correct in all material respects, as the case may be, as of such date.

     (b)     The Company and OpCo shall have performed all of its obligations, agreements and covenants contained in the Financing Documents to be performed and complied with at or prior to the Subsequent Closing Date.

     (c)     No provision of any Applicable Law shall be in effect which has the effect of making the Transactions illegal or shall otherwise restrain or prohibit the consummation of the Transactions.

     (d)     The Company and OpCo shall have delivered to Purchaser a certificate executed by it or on its behalf by duly authorized representative, dated the Subsequent Closing Date, to the effect that each of the conditions specified in this Section 7.6 has been satisfied.

     (e)     The Company shall have executed and delivered the Warrants.

     (f)       The Company and OpCo shall have executed and delivered the Debentures.

     (g)       Each Subsidiary (other than OpCo) shall have executed and delivered the Guaranty.

     (h)       There shall not have occurred any event, circumstance, condition, fact, effect or other matter which has had or would reasonably be expected to have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Company to perform on a timely basis any obligation under this Agreement or to consummate the Transactions.

     (i)     The Company shall have delivered to the Purchasers a certificate of the secretary of the Company setting forth (i) a copy of the certificate of incorporation of the Company and all amendments thereto as in effect on the date hereof and on the Subsequent Closing Date all certified by the Secretary of State of the State of Delaware, (ii) a copy of the by-laws of the Company, as in effect on the date hereof and on the Subsequent Closing Date, (iii) copies of all resolutions of the Company authorizing the Transactions; and (iv) an incumbency certificate setting forth the name, title and authorized signature of each officer of the Company or OpCo who will execute documents in connection with the Transactions.

ARTICLE 8

MISCELLANEOUS

     Section 8.1 Survival; Indemnification.

     (a)     All representations and warranties contained in this Agreement or in any certificate delivered in connection with the Initial Closing shall survive the Initial Closing for 12 months (except representations contained in Sections 3.1 through 3.4, 3.5(a), 3.12, and Section 3.13, which shall survive for the applicable statute of limitation, including extensions thereof, and in Section 3.5(b), which shall survive the Initial Closing for 24 months). Notwithstanding the foregoing, with respect to claims asserted pursuant to this Section 8.1 before the expiration of the applicable representation or warranty, such claims shall survive until the date they are finally adjudicated or otherwise resolved. The Covenants in Articles 5 and 6 shall survive until terminated as provided in such Articles.

     (b)     (i) The Company and OpCo, jointly and severally, agree to indemnify and hold harmless Purchaser, each Purchaser Affiliate and each of their respective representatives, heirs, successors and assigns (each an “indemnified person”) on an after-tax basis, from and against (and to reimburse each indemnified person as the same are incurred) any and all losses, claims, damages, liabilities, costs and expenses (collectively, “Losses”) to which any indemnified person becomes subject or which any indemnified person incurs based upon, arising out of, or relating to (A) a breach of any representation or warranty of this Agreement by the Company or OpCo; (B) any breach of any covenant or agreement contained herein or in the Financing Documents by the Company or OpCo; or (C) any claim, litigation, investigation or proceeding brought by or on behalf of any Person other than the Company or OpCo relating to the Transactions (including without limitation as a result of the use of proceeds from the Transactions), and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending or otherwise as a result of any of the foregoing, provided that the maximum amount indemnifiable to indemnified persons under Section 8.1(b)(i) (A) and (B) of this Agreement shall not exceed the sum of (x) the aggregate principal amount of all Debentures issued hereunder, (y) all accrued and unpaid interest on any outstanding Debentures, as determined on the date of the final resolution of the Losses and (z) fees and expenses with respect to the Debentures through the date of the final resolution of the Losses.

     (ii)       Each Purchaser severally, and not jointly, agrees to indemnify and hold harmless the Company, each Company Affiliate, and each of their respective representatives, heirs, successors and assigns (each an “indemnified person”) on an after-tax basis, from and against (and to reimburse each indemnified person as the same are incurred) any Losses to which any indemnified person may become subject or which any indemnified person may incur based upon, arising out of, or relating to a breach of any representation or warranty of this Agreement by such Purchaser and to reimburse each indemnified person upon demand for any reasonable legal or other reasonable out of pocket expenses incurred in connection with investigating or defending or otherwise as a result of any of the foregoing, provided that the maximum amount indemnifiable to indemnified persons under this Agreement shall not exceed the aggregate principal amount of all Debentures issued by the Company to such Purchaser hereunder.

     (c)     If a Person entitled to indemnity hereunder (an “Indemnified Party”) asserts that another party hereto (the “Indemnifying Party”) has become obligated to the Indemnified Party pursuant to Section 8.1(b), or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnifying Party may become obligated to the Indemnified Party hereunder, the Indemnified Party shall notify the Indemnifying Party promptly and shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, to the extent reasonably necessary for the resolution of such claim or in the defense of such suit, action or proceedings, including making available any information, documents and things in the possession of the Indemnified Party. Notwithstanding the foregoing notice requirement, the right to indemnification hereunder shall not be affected by any failure to give, or delay in giving, notice unless, and only to the extent that, the rights and remedies of the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure or delay.

     (d)     In fulfilling its obligations under this Section 8.1, the Indemnifying Party shall have the right to investigate, defend, settle or otherwise handle, with the aforesaid cooperation, any claim, suit, action or proceeding brought by a third party in such manner as the Indemnifying Party may in its sole discretion reasonably deem appropriate; provided, that (i) counsel retained by the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (ii) the Indemnifying Party will not consent to any settlement or entry of judgment imposing any obligations on any other party hereto other than financial obligations for which such party will be indemnified hereunder, unless such party has consented in writing to such settlement or judgment (which consent may be given or withheld in its sole discretion) and (iii) the Indemnifying Party will not consent to any settlement or entry of judgment unless, in connection therewith, the Indemnifying Party obtains a full and unconditional release of the Indemnified Party from all liability with respect to such suit, action, investigation claim or proceeding. Notwithstanding the Indemnifying Party’s election to assume the defense or investigation of such claim, action or proceeding, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense or investigation of such claim, action or proceeding at their expense, which participation shall be at the expense of the Indemnifying Party, if (i) on the written advice of counsel to the Indemnified Party use of counsel of the Indemnifying Party’s choice will give rise to a material conflict of interest, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the assertion of any such claim or institution of any such action or proceeding, or (iii) if the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense.

     Section 8.2 Notices. All notices, demands, requests, consents, approvals or other communications (collectively, “Notices”) required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be personally served, delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice. Notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram or facsimile. Notice otherwise sent as provided herein shall be deemed given on the next Business Day following delivery of such notice to a reputable air courier service. Notices shall be delivered as follows:

     If to the Company or OpCo:

Superior Consultant Holdings Corporation 17570 West Twelve Mile Road Southfield, Michigan 48076 Attn: Richard D. Helppie, Jr. Chief Executive Officer Telephone:(248) 226-8300 Fax: (248) 226-8392

     with a copy to (which shall not constitute notice hereunder):

Sachnoff & Weaver, Ltd. 30 S. Wacker Dr. 29th Floor Chicago, IL 60606 Attn: William E. Doran, Esq. Telephone:(312) 207-6412 Fax: (312) 207-6400

     if to any Purchaser, to such Purchaser at its address as set forth on the Purchasers Schedule:

     with a copy to (which shall not constitute notice hereunder):

Wilmer, Cutler & Pickering 1600 Tysons Boulevard Tysons Corner, Virginia 22102 Attn: Greg Ewald, Esq. Telephone:(703) 251-9715 Fax: (703) 251-9797

     Section 8.3 Governing Law. This Agreement shall be governed by, interpreted under, and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     Section 8.4 Entire Agreement. As among the Company, OpCo and the Purchasers, this Agreement and the other Financing Documents (including all agreements entered into pursuant hereto and thereto and all certificates and instruments delivered pursuant hereto and thereto)

constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements, representations, warranties, understandings, negotiations and discussions between the parties, whether oral or written, with respect to the subject matter hereof.

     Section 8.5 Modifications and Amendments. No amendment, modification or termination of this Agreement as among the Company, OpCo and the Purchasers shall be binding unless executed in writing by the Company, OpCo and a Majority of the Purchasers.

     Section 8.6 Waivers and Extensions. Any party to this Agreement may waive any condition, right, breach or default that such party has the right to waive, provided that such waiver will not be effective against the waiving party unless it is in writing, is signed by such party, and specifically refers to this Agreement. A Majority of the Purchasers may waive any condition, right, breach or default that the Purchasers have the right to waive, and such waiver shall be effective against all the Purchasers, provided that such manner will not be effective against all the Purchasers unless it is in writing signed by a Majority of the Purchasers and specifically refers to this Agreement. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

     Section 8.7 Titles and Headings. Titles and headings of sections of this Agreement are for convenience only and shall not affect the construction of any provision of this Agreement.

     Section 8.8 Exhibits and Schedules. Each of the exhibits and schedules referred to herein and attached hereto is an integral part of this Agreement and is incorporated herein by reference.

     Section 8.9 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided, however, that the Company shall reimburse the Purchasers at the Initial Closing for up to $25,000 of expenses of the Purchasers (including the expenses of Wilmer, Cutler & Pickering, counsel to the Purchasers) incurred in connection with the Transactions.

     Section 8.10 Press Releases and Public Announcements. All public announcements or disclosures relating to the Transactions or this Agreement shall be made only if mutually agreed upon by the Company and the Purchasers, except to the extent such disclosure is required by Applicable Law, provided that (a) any such required disclosure shall only be made to the extent consistent with Applicable Law and (b) the Company shall promptly notify each Purchaser if such disclosure or announcement identifies such Purchaser or an Affiliate of the Purchasers. Each Purchaser agrees to provide the Company with a draft of any Schedule 13D or 13G that such Purchaser intends to file with the Commission in connection with any security of the Company at least one (1) Business Day in advance of such filing. The Company shall maintain the confidentiality of such draft until the filing of such Schedule 13D or 13G.

     Section 8.11 Confidentiality. Each Purchaser shall hold in confidence and trust and not use or disclose any non-public information that is identified as confidential or would be expected by a reasonable person to be treated as confidential (“Confidential Information”), in whatever form or format and however it may be embodied, concerning the Company that is furnished, made available, or otherwise disclosed to such Purchaser by or on behalf of the Company, orally or in writing, in connection with the Financing Documents. Each Purchaser acknowledges that it is aware (and that the representatives of each Purchaser with access to the Company’s information have been or will be advised in writing) that the United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company and from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. Each Purchaser and its directors, officers, and employees shall not purchase or sell securities of the Company while in possession of material non-public information about the Company, nor shall any of them communicate any material non-public information regarding the Company to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company. Any representative of any Purchaser that will have access to the Company’s Confidential Information shall be advised of these confidentiality and insider trading restrictions and shall acknowledge and agree to these restrictions in writing before receiving any Confidential Information concerning the Company.

     Section 8.12 Assignment; No Third Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company without the prior written consent of the Purchasers which shall not be unreasonably withheld, and may not be assigned or delegated by the Purchasers without the Company’s prior written consent which shall not be unreasonably withheld except that a Purchaser may assign any or all of its rights and obligations under this Agreement to any one or more of its Affiliates. Any assignment hereunder by a party without the prior written consent of the other party shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and their respective successors and permitted assigns. This Agreement is not intended to confer any rights or benefits on any Persons other than the parties hereto, except as expressly set forth in Section 8.1, this Section 8.12 or Section 8.18.

     Section 8.13 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

     Section 8.14 Counterparts; Fax Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Any signature page delivered by a fax machine or telecopy machine shall be binding to the same extent as an original signature page, with regard to any agreement subject to the terms hereof or any amendment thereto. Any party who delivers such a signature page agrees to later deliver an original counterpart to any party which requests it.

     Section 8.15 Further Assurances. As among the Company, OpCo and the Purchasers, each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the Transactions, including, in the case of the Company and OpCo, such acts, instruments and documents as may be necessary or desirable to convey and transfer to each Purchaser the Debentures and Warrants to be purchased by it hereunder.

     Section 8.16 Remedies Cumulative. The remedies provided herein shall be cumulative and shall not preclude the assertion by any party hereto of any other rights or the seeking of any remedies against the other party hereto.

     Section 8.17 Specific Performance. The parties hereto agree that the remedy at law for any breach of this Agreement may be inadequate, and that among the Company, OpCo and the Purchasers, any party by whom the Financing Documents are enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce the Financing Documents as among the Company, OpCo and the Purchasers, or prevent any violation hereof, and, to the extent permitted by applicable law, as between the Company, OpCo and the Purchasers, each party waives any objection to the imposition of such relief.

     Section 8.18 No Purchaser Affiliate Liability. No Purchaser Affiliate shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and the Company and OpCo hereby waives and releases (and shall cause its Subsidiaries to waive and release) all claims of any such liability and obligation, it being understood that no such Person (other than the Purchasers) shall be liable for or in respect of the Financing Documents.

     Section 8.19 Tax Matters.

     (a)       The Company and the Purchasers hereby acknowledge and agree that the Debenture and Warrant issued to each Purchaser constitute an investment unit within the meaning of section 1273(c)(2) of the Code. The Company and the Purchasers hereby further acknowledge and agree that, for purposes of allocating the issue price of the investment unit between the Debentures and the Warrants pursuant to section 1.1273-2(h) of the Treasury Regulations, the Company shall engage an independent third party reasonably acceptable to the Purchasers to determine the fair market value of the Warrants and Debentures issued at Closings. Such determination shall be made within seventy-five (75) days of Closings. The Company and the Purchasers agree that they will report consistently with such determination for all income tax purposes with respect to the Warrant and Debentures.

     (b)       The Company and the Purchasers hereby acknowledge that the amount and timing of certain payments on the Debentures may be affected by contingencies, and that if such payments were to qualify as “contingent payments” for federal income tax purposes, the Debentures would be treated as contingent payment debt instruments subject to section 1.1275-4 of the Treasury Regulations. The Company has determined that all such contingencies are remote and/or incidental within the meaning of section 1.1275-2(h) of the Treasury Regulations and, pursuant to section 1.1275-4 of the Treasury Regulations, the Debentures do not constitute contingent payment debt instruments subject to section 1.1275-4 of the Treasury Regulations. The Company shall report consistently with the preceding sentence for all income tax purposes. The Company shall not take any position that a change in circumstances has occurred within the meaning of section 1.1275-2(h)(6)(i) of the Treasury Regulations or with respect to any deemed retirement and reissuance of the Debentures pursuant to section 1.1275-2(h)(6)(ii) of the Treasury Regulations without consent of the Purchasers, such consent not to be unreasonably withheld, conditioned or delayed.

[SIGNATURE PAGES FOLLOW]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SUPERIOR CONSULTANT HOLDINGS CORPORATION

By:
Name: Richard D. Helppie, Jr. Title: Chief Executive Officer

SUPERIOR CONSULTANT COMPANY, INC.

By:
Name: Richard D. Helppie, Jr. Title: Chief Executive Officer

CAMDEN PARTNERS STRATEGIC FUND II-A, L.P.

By:	Camden Partners Strategic II, LLC, its General Partner

By:
Name: David L. Warnock Title: Managing Member

Address:	Camden Partners One South Street, Suite 2150 Baltimore, MD 21201 Fax No.: (410) 895-3805 Attention: David Warnock

CAMDEN PARTNERS STRATEGIC FUND II-B, L.P.

By:	Camden Partners Strategic II, LLC, its General Partner

By:
Name: David L. Warnock Title: Managing Member

Address:	Camden Partners One South Street, Suite 2150 Baltimore, MD 21201 Fax No.: (410) 895-3805 Attention: David Warnock

PURCHASERS SCHEDULE

	Initial Closing	Second Closing
	Committed	Committed
Purchaser	Investment Amounts	Investment Amounts

Camden Partners Strategic Fund II-A, L.P.	$2,360,000	$4,720,000
One South Street, Suite 2150 Baltimore, Maryland 21202 Attn: Mr. David L. Warnock
Camden Partners Strategic Fund II-B, L.P.	$140,000	$280,000
One South Street, Suite 2150 Baltimore, Maryland 21202 Attn: Mr. David L. Warnock

TOTAL:	$2,500,000	$5,000,000

Purchasers in Subsequent Closings

Committed Investment
Purchaser	Amounts

TOTAL: